Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 14, 2009, with respect to the consolidated financial statements and schedule included in the Annual Report of CopyTele, Inc. and Subsidiaries on Form 10-K for the year ended October 31, 2009.  We hereby consent to the incorporation by reference of said report in the Registration Statements of CopyTele, Inc. on Forms S-8 (Registration Nos. 33-72716, effective December 9, 1993, 33-62381, effective September 6, 1995, 333-16933, effective November 27, 1996, 333-53416, effective January 9, 2001, 333-69650, effective September 19, 2001, 333-99717, effective September 18, 2002, 333-105012, effective May 5, 2003, 333-120333, effective November 9, 2004, 333-132544, effective March 17, 2006, 333-146261, effective September 21, 2007, and 333-156836, effective January 21, 2009).

GRANT THORNTON LLP

Melville, New York
January 29, 2010